Date:

April 26, 2010

To:

All Canadian Securities Regulatory Authorities

Via SEDAR

Dear Sirs/Mesdames:

Re:

Cardero Resource Corp. (the “Issuer”)

We advise of the following with respect to the upcoming Meeting of Security Holders for the subject Issuer:

Meeting Type:

Annual General Meeting

Record Date for Notice of Meeting:

May 21, 2010

Record Date for Voting (if applicable):

May 21, 2010

Meeting Date:

June 25, 2010

Meeting Location:

Shangri-La Hotel

Library Room (Reception to follow)

1128 West Georgia Street

Vancouver, BC V6E 0A8

Voting Security Details:

Description	CUSIP Number	ISIN
Common shares	14140U105	CA14140U1057

Yours truly,

CARDERO RESOURCE CORP.

“Marla K. Ritchie” (signed)

Marla K. Ritchie,

Corporate Secretary

cc:

Gowling Lafleur Henderson LLP, Attn:  Daniel Allen (via email)

cc:

Lawrence W. Talbot, Vice President & General Counsel (via email)

cc:

Computershare Investor Services Inc., Attn: Evelyn Hsu (via email)